Filed Pursuant to Rule 433

Registration No. 333-254632-01

Florida Power & Light Company

Pricing Term Sheet

May 15, 2023

Issuer:	Florida Power & Light Company

Designations:	First Mortgage Bonds, 4.40% Series due May 15, 2028 (“2028 Offered Bonds”)
First Mortgage Bonds, 4.625% Series due May 15, 2030 (“2030 Offered Bonds”)
First Mortgage Bonds, 4.80% Series due May 15, 2033 (“2033 Offered Bonds”, and together with the 2028 Offered Bonds and 2030 Offered Bonds, the “Bonds”)

Registration Format:	SEC Registered

Principal Amount:	2028 Offered Bonds:	$750,000,000
	2030 Offered Bonds:	$500,000,000
	2033 Offered Bonds:	$750,000,000

Date of Maturity:	2028 Offered Bonds:	May 15, 2028
	2030 Offered Bonds:	May 15, 2030
	2033 Offered Bonds:	May 15, 2033

Interest Payment Dates:	Semi-annually in arrears on May 15 and November 15, beginning November 15, 2023

Coupon Rate:	2028 Offered Bonds:	4.40%
	2030 Offered Bonds:	4.625%
	2033 Offered Bonds:	4.80%

Price to Public:	2028 Offered Bonds:	99.934% of the principal amount thereof
	2030 Offered Bonds:	99.959% of the principal amount thereof
	2033 Offered Bonds:	99.969% of the principal amount thereof

Benchmark Treasury:	2028 Offered Bonds:	3.500% due April 30, 2028
	2030 Offered Bonds:	3.500% due April 30, 2030
	2033 Offered Bonds:	3.375% due May 15, 2033

Benchmark Treasury Yield:	2028 Offered Bonds:	3.465%
	2030 Offered Bonds:	3.482%
	2033 Offered Bonds:	3.504%

Spread to Benchmark
Treasury Yield:	2028 Offered Bonds:	95 basis points
	2030 Offered Bonds:	115 basis points
	2033 Offered Bonds:	130 basis points

Reoffer Yield:	2028 Offered Bonds:	4.415%
	2030 Offered Bonds:	4.632%
	2033 Offered Bonds:	4.804%

Optional Redemption:	2028 Offered Bonds: Prior to March 15, 2028 (the “2028 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Offered Bonds matured on the 2028 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2028 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2028 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2028 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2030 Offered Bonds: Prior to March 15, 2030 (the “2030 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Offered Bonds matured on the 2030 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2030 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2030 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2030 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2033 Offered Bonds: Prior to February 15, 2033 (the “2033 Offered Bonds Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Offered Bonds matured on the 2033 Offered Bonds Par Call Date) on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2033 Offered Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2033 Offered Bonds Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2033 Offered Bonds being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Trade Date:	May 15, 2023

Settlement Date:	May 18, 2023 (T+3)*

CUSIP / ISIN Number:	2028 Offered Bonds:	341081 GN1 / US341081GN15
	2030 Offered Bonds:	341081 GP6 / US341081GP62
	2033 Offered Bonds:	341081 GQ4 / US341081GQ46

Expected Credit Ratings:**
Moody’s Investors Service Inc.	“Aa2” (stable)
S&P Global Ratings	“A+” (stable)
Fitch Ratings, Inc.	“AA-” (stable)

Joint Book-Running Managers:
BBVA Securities Inc.
BMO Capital Markets Corp.
BofA Securities, Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Santander US Capital Markets LLC
Scotia Capital (USA) Inc.
ANZ Securities, Inc.
BNY Mellon Capital Markets, LLC
CIBC World Markets Corp.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Fifth Third Securities, Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Regions Securities LLC
SMBC Nikko Securities America, Inc.
SG Americas Securities, LLC
TD Securities (USA) LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:
Academy Securities, Inc.
Commerz Markets LLC
DNB Markets, Inc.
HSBC Securities (USA) Inc.
ICBC Standard Bank Plc
Intesa Sanpaolo S.p.A.
Loop Capital Markets LLC
Mischler Financial Group, Inc.
nabSecurities, LLC
Natixis Securities Americas LLC
Samuel A. Ramirez & Company, Inc.
R. Seelaus & Co., LLC
Siebert Williams Shank & Co., LLC

Junior Co-Managers:
Cabrera Capital Markets LLC
C.L. King & Associates, Inc.
Guzman & Company
MFR Securities, Inc.

Concurrent Offering:	$500,000,000 principal amount of the Issuer’s 4.45% Notes, Series due May 15, 2026. The offerings are not contingent upon each other.

*	It is expected that delivery of the Bonds will be made against payment therefor on or about May 18, 2023, which will be the third business day following the date of pricing of the Bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the Bonds initially will settle in T+3, purchasers who wish to trade the Bonds on the date of pricing of the Bonds should specify an extended settlement cycle at the time they enter into any such trade to prevent failed settlement and should consult their own advisors.
**	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The term “Treasury Rate” has the meaning ascribed to such term in the Issuer’s Preliminary Prospectus Supplement, dated May 15, 2023, with respect to the Bonds.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at (800) 422-8692, BMO Capital Markets Corp. toll-free at (866) 864-7760, BofA Securities, Inc. toll-free at (800) 294-1322, J.P. Morgan Securities LLC collect at (212) 834-4533, RBC Capital Markets, LLC toll-free at (866) 375-6829, Santander US Capital Markets LLC toll-free at (855) 403-3636 and Scotia Capital (USA) Inc. toll-free at (800) 372-3930.